Exhibit 99.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement entered into as of March 27, 2015 (this “Amendment”), between Douglas A. Michels (“Employee”) and OraSure Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties have previously entered into an Employment Agreement, dated as of June 22, 2004 as amended (the “Original Agreement”), and desire to amend the Original Agreement as more fully set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.	Termination.

1.1.	Termination by Employee With Good Reason. Section 6.4 of the Original Agreement is hereby amended and restated as follows:

“6.4 Termination by Employee With Good Reason. Employee may terminate his employment under this Agreement for Good Reason; provided that (i) Employee gives written notice to the Board of Directors within 90 days of the event constituting Good Reason; (ii) the Company has not cured the event giving rise to such notice within 30 days of receipt of Employee’s notice; and (iii) such termination of employment occurs not less than two years after the occurrence of the event constituting Good Reason. The term “Good Reason” shall mean any of the following: (a) a material breach of this Agreement by the Company (or its successor); (b) a material diminution in Employee’s base compensation or authority, duties or responsibilities, it being understood that, following a Change of Control, such a material diminution shall be deemed to have occurred if Employee no longer is appointed or ceases to function as the sole chief executive officer of the successor organization; (c) a material diminution in the authority, duties or responsibilities of the person to whom Employee reports, including a change in Employee’s reporting obligation from the Board of Directors to another employee of the Company, it being understood that, following a Change of Control, such a material diminution shall be deemed to have occurred if Employee no longer reports to a board of directors of a public company; (d) a material diminution of the budget over which Employee exercises control; or (e) a material change in Employee’s job location.”

1.2.	Elimination of Single Trigger. Section 6.6 of the Original Agreement is hereby deleted in its entirety and all subsequent Sections and cross references are renumbered accordingly.

1.3.	Double Trigger Severance. Section 6.8.2 is hereby amended and restated as Section 6.7.2 to read as follows:

“6.7.2 Termination Without Cause or Upon Good Reason. In the event of a termination of Employee’s employment with the Company pursuant to Section 6.4 or 6.5, Employee: (i) shall be paid all salary pursuant to Section 3.1 through the date of termination and any bonus that has been approved by the Board of Directors or Compensation Committee prior to the date of termination but not yet paid; (ii) shall (A) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and does not occur during a Change of Control Period, be paid a lump sum equivalent to 12 months of Employee’s annual salary, or (B) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and occurs during a Change of Control Period, be paid a lump sum equivalent to 36 months of the Employee’s annual salary; (iii) shall receive a cash bonus for the calendar year in which termination occurs equal to Employee’s target bonus for such year established pursuant to Section 3.2; and (iv) for a period of one year after the date of termination, shall receive benefits for Employee and/or Employee’s family at levels substantially equal to those which would have been provided to them in accordance with the plans described in Section 3.4 of this Agreement if Employee’s employment had not been terminated, including health, disability and life insurance, in accordance with the most favorable plans of the Company in effect during the 90-day period immediately preceding the date of termination (amounts payable under clauses (ii), (iii) and (iv) are collectively referred to as “severance”). Subject to Section 6.9, all payments will be made (or commence) under this Section 6.7 on the 90th day after termination of employment hereunder.

As a condition to receipt of severance under this Section 6.7.2, within 30 days following termination of Employee’s employment, Employee shall sign and deliver a release agreement, in form and substance substantially as set forth in Exhibit C hereto, releasing all claims related to Employee’s employment. The severance shall be in lieu of and not in addition to any other severance arrangement maintained by the Company, and shall be offset by any monies Employee may owe to the Company. The Company’s obligation to pay the amounts stated in clauses (ii), (iii) and (iv) of this Section 6.7.2 shall terminate if, during the period commencing on termination of employment and continuing until all severance payments have been made by the Company, Employee fails to comply with the Confidentiality Agreement and such failure would constitute a material breach of this Agreement under Section 5 hereof.”

1.4.	Golden Parachute Excise Tax. Section 10 of the Original Agreement is hereby deleted in its entirety and all subsequent Sections and cross references are renumbered accordingly.

2.	Effect of Amendment. Except as amended hereby, the Original Agreement shall remain in full force and effect. All references to the “Agreement” shall hereafter be deemed to mean the Original Agreement as amended by this Amendment.

3.	Counterparts and Facsimiles. This Amendment may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

4.	Governing Law. This Amendment shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regards to the application of the principles of conflicts of laws.

The parties have executed this Amendment as of the date indicated above.

ORASURE TECHNOLOGIES, INC.

/s/ Douglas A. Michels	By:	/s/ Ronald H. Spair
Douglas A. Michels
	Title:	Chief Financial Officer and
Chief Operating Officer

	Name:	Ronald H. Spair